Calculation of Filing Fee Tables
S-8
Douglas Emmett Inc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	15,000,000	$ 11.51	$ 172,650,000.00	0.0001381	$ 23,842.97
Total Offering Amounts:						$ 172,650,000.00		$ 23,842.97
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 23,842.97
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the registrant's common stock, $0.01 par value per share (the "Common Stock"), that become issuable under the Douglas Emmett, Inc. 2026 Omnibus Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant's receipt of consideration that would increase the number of outstanding shares of Common Stock. Pursuant to Rules 457(c) and (h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on the average of the high and low sale prices of the Common Stock reported on the New York Stock Exchange on August 5, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources